LightPath Technologies Closes $1.3 Million Private Placement With Pudong Science & Technology Investment

ORLANDO, FL -- (Marketwired - January 21, 2015) - LightPath Technologies, Inc. (NASDAQ: LPTH) ("LightPath," the "Company" or "we"), a leading vertically integrated global manufacturer, distributor and integrator of proprietary optical components and high-level assemblies, today announced the successful sale of securities pursuant to its previously announced Securities Purchase Agreement with Pudong Science & Technology (Cayman) Co., Ltd. ("Pudong"). The Securities Purchase Agreement was amended (as amended, the "SPA") and assigned by Pudong to an affiliate, Pudong Science & Technology Investment (Cayman) Co. Ltd. ("Pudong Investment"), on September 25, 2014.

Pursuant to the SPA, LightPath sold to Pudong Investment 930,790 shares of Class A Common Stock (the "Common Stock"). The shares of Common Stock were sold at a price of $1.40 per share, per the terms of the SPA. LightPath received gross proceeds of approximately $1,303,106 from the sale. LightPath intends to use the proceeds of the sale to provide working capital in support of its continued growth, particularly new product development, sales and marketing of its infrared product line, and capital expenditures related to acquisition of new equipment.

Pudong Investment beneficially owned 14.9% of the Company's outstanding shares of Common Stock immediately following the issuance of the shares of Common Stock. Prior to the closing of the sale, Pudong Investment beneficially owned 9.37% of the Company's outstanding shares of Common Stock, as disclosed in a Schedule 13G amendment filed with the Securities and Exchange Commission in 2014.

Jim Gaynor, President and Chief Executive Officer of LightPath, commented, "We are pleased to have closed the sale of the shares. Pudong Investment has proven to be a long term supporter of LightPath and understands the magnitude of our future growth potential. This investment by Pudong Investment will better position us to implement our strategic growth initiatives."

Dr. Xudong Zhu, Chairman of Shanghai Pudong Science and Technology Investment Co., Ltd., commented, "LightPath is a leading high-tech company in the optical molded lens industry and holds core technologies in products and solutions such as visible light aspheric lens, infrared aspheric lens, fiber collimator and gradient index lens. We are delighted to increase our investment in LightPath and hope we can help introduce LightPath's commercial technologies and products to China's market and resources through this investment, supporting the long-term growth of LightPath. This investment further demonstrates our investment strategy to go global from China and our commitment to be a leading international institutional investor."

The shares sold have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration. LightPath granted Pudong Investment certain "piggyback" registration rights should it file with the Securities and Exchange Commission a registration statement to register its equity securities for its own account or the account of others under the Securities Act of 1933, as amended, at any time after the one-year anniversary of the closing date of the sale of the shares to Pudong Investment. The shares are subject to a lock up period commencing on January 20, 2015 and ending on the next business day after the Company's 2018 annual meeting.

This release does not constitute an offer to sell or the solicitation of an offer to buy any securities of LightPath. The shares of Common Stock are being sold pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

About Pudong Science & Technology Investment (Cayman) Co., Ltd.
Pudong Investment is an investment vehicle wholly owned by Shanghai Pudong Science & Technology Investment Co., Ltd., which is a Shanghai-based investment management company with a leading professional management team, diversified business lines, strong financial position and rich strategic resources.

About LightPath Technologies:
LightPath Technologies, Inc. (NASDAQ: LPTH) provides optics and photonics solutions for the industrial, defense, telecommunications, testing and measurement, and medical industries. LightPath designs, manufactures, and distributes optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and gradient index GRADIUM® lenses. LightPath also offers custom optical assemblies, including full engineering design support. For more information, visit www.lightpath.com.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continuing reductions in cash usage and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
Jim Gaynor
President & CEO
jgaynor@lightpath.com
407-382-4003 x377

Investor Contact:
Jordan Darrow
Darrow Associates, Inc.
jdarrow@darrowir.com
631-367-1866